February 4, 2005

U.S. Securities and Exchange Commission

Division of Corporation Finance

450 Fifth St. N.W.

Washington   DC   20549

Re: Fortune Partners, Inc. – Form SB-2 Registration Statement

Dear Sirs:

As chartered accountants, we hereby consent to the inclusion or incorporation by reference in this Form SB-2 Registration Statement dated February 4, 2005 and thereafter, of the following:

  Our report to the Stockholders and Board of Directors of Fortune Partners, Inc. dated October 26, 2004, except as to Note 7 which is as of January 31, 2005, on the financial statements of the Company as at September 30, 2003 and for the period from August 26, 2004 (inception) to September 30, 2004.

In addition, we also consent to the reference to our firm included under the heading “Experts” in this Registration Statement.

Yours truly,

“Dale Matheson Carr-Hilton LaBonte”

Dale Matheson Carr-Hilton LaBonte
Chartered Accountants
Vancouver , British Columbia